Exhibit 10.1

AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement (the “Amendment”) is made and entered into as of December 15, 2008 (the “Effective Date”), by and between Ditech Networks, Inc., a Delaware corporation (the “Company”) and Todd Simpson (“Executive”).

RECITALS

A.            The Company retains the services of Executive pursuant to that certain letter agreement dated September 24, 2007 (the “Letter Agreement”).

B.            The Company and Executive wish to amend the Letter Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT

A new Section of the Letter Agreement is hereby added to read in its entirety as follows:

Compliance with Internal Revenue Code Section 409A.

All payments provided under this agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).  If you are a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) on the date of a termination without Cause that constitutes a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition there under) (a “Covered Termination”), then the severance pay in the form of continuation of base salary (the “Payments”) shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Covered Termination, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Payments that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein.  Notwithstanding the foregoing, (i) Payments scheduled to be paid from the date of a Covered Termination through March 15th of the calendar year following such termination shall be paid as scheduled pursuant to the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); (ii) Payments scheduled to be paid following such March 15th shall be paid as scheduled to the maximum extent permitted pursuant to an “involuntary separation from service” as permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the Covered Termination; and (iii) any excess Payments shall be subject to delay as provided in the previous sentence.  Amounts paid to reimburse for COBRA premiums are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

Other than as set forth herein, the terms of the Letter Agreement remain unaffected hereby.

In Witness Whereof, the Company and Executive have executed this Amendment on the dates set forth below, to be effective immediately as of the Effective Date.

Ditech Networks, Inc.

By:	/s/William J. Tamblyn

Its:	Executive Vice President and Chief Financial Officer

Date:	December 15, 2008

Todd Simpson

/s/Todd G. Simpson

Date:	December 15, 2008